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                             [SEPRACOR LETTERHEAD]

                                  **REVISED**
                                    -------


VIA FAX & FEDERAL EXPRESS
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September 10, 1999


Mr. James O'Shea
4005 Springfield Lane
Greenville, DE 19807

Dear Jim:

It is my pleasure to offer you the position of President and Chief Operating Officer of Sepracor. This position will report to the Chairman and Chief Executive Officer of the Company.

In this role, you will be responsible for all commercial operations of Sepracor, including sales and marketing, business development, distribution, and production. You will be responsible for the development and execution of the Annual Operating Plan and will work together with the CEO to develop and maintain a five-year strategic plan, and play an integral role in all major strategic initiatives, such as acquisition.

In addition, you will play a major role in directing the Company's investments in R&D through the establishment of a process for portfolio analysis and planning.

We are pleased to offer you a salary of $350,000, paid bi-weekly. You will also receive a yearly bonus of $200,000 paid annually upon achievement of mutually acceptable goals which we will establish together.

In addition, you will also receive a stock option grant, contingent upon Board of Directors' approval, for 500,000 shares at a strike price equivalent to the price of Sepracor common stock at the close of the market on the day of the next Board of Directors' meeting. 300,000 shares will vest over five years at a rate of 20% per year, starting on the first anniversary of the option grant. 100,000 shares will begin to vest and will vest over four years at a rate of 25% per year, when Sepracor common stock has traded at greater than $150/share for twenty consecutive trading days. 100,000 shares will begin to vest and will vest over three years at a rate of 33% per year, when Sepracor common stock has traded at greater than $200/share for twenty consecutive trading days.


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J. O'SHEA
9/10/99
PAGE 2


In the event involuntary termination occurs, continuance of your base salary and benefits will be provided for you for one year from the date of your termination.

In the event of a change of control in the ownership of the Company as defined by greater than 50% ownership of the common shares outstanding, your unvested stock options would vest on the date of change of control, as per the Company's Stock Option Plan.

The Company will reimburse you for all reasonable relocation expenses, including realty and closing costs on the sale and purchase of your current and new house, respectively, and for moving of household goods.

Jim, I am delighted at the prospect of your joining Sepracor. I look forward to working together to create an unusually successful company, and to having great fun at the same time.

Please sign below to indicate your acceptance of this offer.

Very truly yours,

/s/ Timothy J. Barberich

Timothy J. Barberich
Chairman & Chief Executive Officer





ACCEPTED AND AGREED TO HEREIN:


/s/ James O'Shea                                  9/21/99
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James O'Shea                                      Date